CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION.
                         (After issuance of Stock)     Filed by:

                       CIPHER VOICE, INC.
                       Name of Corporation

   We the undersigned PARKER GARLITZ, PRESIDENT and

   BRANDON LEWIS, SECRETARY of CIPHER VOICE, INC.

do hereby certify:

   That the Board of Directors of said corporation at a meeting duty convened. held an the 16TH day of DECEMBER 1996, adopted a resolution to amend the original articles as follows:

   Article 1 is hereby amended to read as follows:

         NAME: - THE EXACT NAME OF THIS CORPORATION IS:

                         GALAXY ENTERPRISES, INC.

    The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,255,352, that the said change(s) and amendment have been consented to and approved by a majority vote at the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.
                                          /s/ Parker Garlitz
                                          President
                                          /s/Brandon Lewis
                                          Secretary

State of Utah

County of Utah

   On 20 December 1996, personally appeared before me, a Notary Public, Parker Garlitz and Brandon Lewis, who acknowledged that they executed the above instrument.
                                           /s/Marilyn Jensen
                                           NOTARY PUBLIC